EXHIBIT 99.1

Plug Power Highlights GenDrive Orders Received to Date in 2009

Company to Host Webcast On October 8, 2009

LATHAM, N.Y., Oct. 6, 2009 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today announced an update on year to date GenDrive(TM) sales.

Since January 1, 2009, Plug Power has received purchase orders for a total of 380 GenDrive systems, with pending orders of 92 units, and further sales currently in negotiation. Orders have been received from customers including food and beverage distributors and retailers, grocers and automotive manufacturers.

Market demand for GenDrive is increasing as customers move from trials to full fleet conversions. Their decisions are based on an increase in productivity, operator satisfaction, proven return on investment and a reduction in on-site carbon emissions. The GenDrive solution has delivered on its promise to bring value to the end user and continues to drive the paradigm change in powering material handling equipment.

"Our progress so far this year is a testament to the real economic and environmental value proposition offered by GenDrive," said Andy Marsh, President and CEO of Plug Power. "Customers are today opting to convert full fleets of lift trucks and build new facilities using exclusively fuel cells for lift truck power."

Plug Power will be holding an analyst and investor day on October 8, 2009 at which Marsh will expand on the Company's path to profitability. Plug Power will host a live webcast for the event.

 Date: Thursday, October 8, 2009
 Time: 10:45 am ET

The webcast can be accessed by going directly to the Plug Power Web site (www.plugpower.com) and selecting the webcast link on the home page. The webcast slides will be archived for a period of time following the meeting.

About Plug Power Inc.

Plug Power Inc. (Nasdaq:PLUG), an established leader in the development and deployment of clean, reliable energy solutions, integrates fuel cell technology into motive and continuous power products. The Company is actively engaged with private and public customers in targeted markets throughout the world. For more information about how to join Plug Power's energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding our growth plan. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that pending orders will not result in purchase orders, that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; Plug Power's expectations regarding future financial performance; Plug Power's ability to develop commercially viable energy products; the cost and timing of developing Plug Power's energy products; market acceptance of Plug Power's energy products; Plug Power's ability to manufacture energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power's energy products; Plug Power's ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of fuel and fueling infrastructures for Plug Power's energy products; Plug Power's ability to protect its Intellectual Property; Plug Power's ability to lower the cost of its energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's energy products; and other risks and uncertainties discussed under "Item IA-Risk Factors" in Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission ("SEC") on March 16, 2009, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this communication.

CONTACT:  Plug Power Inc.
          Media Contact:
          Katrina Fritz Intwala
            (518) 782-7700 ext. 1360
            media@plugpower.com
          Investor Relations Contact:
          Cathy Yudzevich
            (518) 782-7700 ext. 1448
            investors@plugpower.com